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                                                                   EXHIBIT 10.67




                       ROLL-OVER LOANS FACILITY AGREEMENT


                                (NLG 25,000,000)



                                     between

                       DENALI INTERNATIONAL HOLDINGS B.V.

                                       and

                               ABN AMRO BANK N.V.
                                       and
                                  ING BANK N.V.





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
Contents                                                         ZKN - 06 99 BK
--------

Article                                                                 Page
         1.       DEFINITIONS                                             4
         2.       AVAILABILITY                                            5
         3.       DRAWING                                                 6
         4.       INTEREST PERIODS                                        6
         5.       INTEREST/FEES                                           6
         6.       ALTERNATIVE INTEREST                                    7
         7.       REPAYMENT                                               7
         8.       PAYMENTS                                                8
         9.       COSTS AND EXPENSES                                      8
         10.      SECURITY AND COVENANTS                                  8
         11.      CONSOLIDATED NEGATIVE PLEDGE                            9
         12.      INSURANCE                                               9
         13.      RESTRUCTURING CLAUSE                                    9
         14.      ANNUAL ACCOUNTS AND INFORMATION                        10
         15.      EVENTS OF DEFAULT                                      10
         16.      COMMUNICATIONS                                         12
         17.      OTHER PROVISIONS                                       12
         18.      REPRESENTATION AND WARRANTIES                          13
         19.      CONVERSION INTO TERM LOAN                              13
         20.      PARTICIPATIONS / AGENCY                                14
         21.      GENERAL CONDITIONS                                     14
         22.      LAW AND JURISDICTION                                   14


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This agreement is made between:

1. Denali International Holdings B.V., established in Amsterdam, Hereinafter referred to as 'the Borrower', and

2. ABN AMRO Bank N.V., having its registered office in Amsterdam, the Netherlands, hereinafter referred to as 'ABN AMRO' and ING Bank N.V., having its registered office in Amsterdam, the Netherlands, hereinafter referred to as 'ING', ABN AMRO and ING hereinafter collectively referred to as 'Banks" and each individually also referred to as 'Bank'.

         WHEREAS:

         - Denali Welna Europe B.V. ("DWE") and ABN AMRO have discussed the (partial) financing of the acquisition by DWE of the shares in the capital of Welna N.V. ('Welna'), established at Enschede, the Netherlands;

         - following these discussions DWE has requested ABN AMRO to put before DWE an indicative term sheet with regard to the main details of such acquisition facility;

         - ABN AMRO has sent the aforementioned term sheet to DWE by letter dated 20th April 1999 with regard to a facility in which ING is prepared to participate;

         - DWE has on the basis of this term sheet and on the basis of the subsequent discussions with the Banks, particularly the discussions held in the meeting of 7 June 1999 with regard to the maximum level of the financing, indicated its preparedness to accept a final offer;

         - this resulted in ABN AMRO and ING providing a loan to DWE in the principal amount of NLG 25,000,000 (the "Loan") based on an agreement among DWE and ABN AMRO and ING dated 6/11 June 1999 (the "Loan Agreement I"), the amount of which Loan has been made available to DWE as per 1 July 1999 by means of advance financing in current account with ABN AMRO;

         - DWE has at the date this agreement is signed obtained more than 88% of the shares in the capital of Welna;

         - the group of companies to which DWE and the Borrower belong has decided to reorganize its group structure, inter alia by means of assigning the Loan by DWE to the Borrower and releasing DWE of the rights and obligations of Loan Agreement I and, in consideration thereof; by transferring part of the shares in the capital of Welna by DWE to the Borrower;

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         -        therefore parties wish to lay down all of their respective rights and obligations relating to the Loan in this Agreement;

         - the Banks hereby offer to the Borrower, for the partial refinancing of the acquisition of Welna, a facility consisting of:

         - a 6-year roll-over loan for the maximum amount of NLG 15,000,000 ("Loan A")

         - a 2-year roll-over loan for the maximum amount of NLG 10,000,000 ("Loan B") to be refinanced as of 1 August 2001 or within six weeks after 100% of the Welna shares have been obtained by the Borrower, whichever is earlier;

         Loan A and Loan B hereinafter individually also referred to as 'Loan' and together referred to as 'Loans', to which the following terms and conditions and other details shall be applicable.

IT IS HEREBY AGREED AS FOLLOWS:

Article 1
DEFINITIONS

In this agreement the following expressions shall have the following meanings:

Agent: shall mean ABN AMRO in its capacity as agent for the Banks as set out in Article 20;

Business Day:              shall mean a day other than  Saturday or a Sunday on
                           which banks generally are open for business in the Netherlands;

Cash Available For
Debt Service:              means in respect of any Relevant Period, EBITDA for
                           such period after the:
                           - addition (or deduction) of any non-cash items dealt
                             within the income statement before EBIT;
                           - deduction of cash taxes paid;
                           - addition (or deduction) of increases (or decreases)
                             of changes in net working capital requirements;
                           - deduction of all capital expenditures;
Consolidated Debt
Service Coverage
Ratio:                     means, in respect of any Relevant Period, the ratio
                           of the Cash Available for Debt Service to the Debt
                           Service Obligations;


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Debt Service
Obligations:               means, in respect of any Relevant Period, the
                           aggregate amount of interest (including the interest element of leasing and hire purchase payments), commissions, fees, discounts, and other finance payments paid by the Borrower (on a consolidated basis), including any commissions, fees, discounts and other finance payments paid by the Borrower (on a consolidated basis) under any interest hedging arrangements, but deducting any commissions, fees, discounts and other finance payments received by the Borrower (on a consolidated basis) under any interest rate hedging arrangement permitted by this agreement, plus current maturities of long term debt and any short term debt which has to be repaid;

EBIT: shall mean, in respect of any Relevant Period, the consolidated earnings before interest and taxes of the Borrower for such period;

EBITDA: means, in respect of any Relevant Period, EBIT for such period plus depreciation and the amount attributable to amortisation of goodwill or any other intangible assets (including capitalised transaction costs) during that period;

Euribor: means, in relation to any amount denominated in Netherlands guilders and owed by The Borrower hereunder on which interest for a given period is to accrue;

                           (a) the percentage rate per annum which appears on the page of the Telerate Screen which displays the European Interbank Offered Rate for term deposits in euro (being currently page "248") for such period at or about 11:00 a.m. (Central European Time) on the Quotation Date for such period, or

                           (b) if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying the European Interbank Offered Rate for term deposits in euros as ABN AMRO, after consultation with the Borrower, shall select;

Consolidated
Interest Cover Ratio:      means EBIT divided by the sum of gross interest paid
                           and capitalised interest, as shown in (i) the consolidated annual accounts of the Borrower accompanied by an unqualified auditor's report drawn up by a register accountant, acceptable to the Agent and in accordance with the calculation bases and accounting principles applied in the consolidated annual accounts and (ii) the quarterly accounts as referred to in Article 14;

Interest Period:           shall mean a period of one, three or six months as
                           the Borrower may select;

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Loan Period:               shall, with regard to Loan A, mean the period
                           commencing on the date the amount of Loan A has been made available to the Borrower hereunder and ending on 1 August 2005, during which period the Banks have agreed to lend the amount of Loan A to the Borrower on the terms and conditions set forth in this agreement; and shall with regard to Loan B mean the period commencing on the date the amount (or a tranche thereunder) of Loan B has been made available to the Borrower hereunder and ending on 1 August 2001 or within six weeks after 100% of the Welna shares have been obtained by the Borrower, whichever is the earlier, during which period the Banks have agreed to lend the amount of Loan B to the Borrower on the terms and conditions set forth in this agreement.

Quotation Day:             means in relation to any period for which an interest
                           rate is to be determined hereunder, the Business Day which is two Business Days before the first day of such period;

Relevant Period:           means each period of twelve months ending on the last
                           day of the Borrower's financial year and each period of twelve months ending on the last day of each financial quarter of the Borrower's financial years
                           (other than the last financial quarter of any such financial year);


Tangible Net Worth Welna:  issued and paid up share capital plus reserves, deferred taxation liabilities (including WIR equalisation account) and loans subordinated to Welna's debts to the Banks, minus intangible assets, receivables from shareholders and/or managing Directors, shares Welna holds in its own company and any intercompany loans, as shown in (i) the consolidated annual accounts of Welna accompanied by an unqualified auditor's report drawn up by a registered accountant acceptable to the Agent and in accordance with the calculation bases and accounting principles applied in the consolidated annual accounts and (ii) the quarterly accounts as referred to Article 14;

Article 2
AVAILABILITY

The amount of the Loan shall not be made available to the Borrower until each and all of the following conditions precedent have been complied with in form and substance satisfactory to the Agent:

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-        legal confirmation by Denali Incorporated, acceptable to the Agent, of the final fiscal and legal structure of the Borrower and Welna;

- confirmation by Denali Incorporated, acceptable to the Agent, that no defaults on current facilities of Denali Incorporated have occurred;

- agreement between the Banks and Denali Incorporated under new facilities Denali Incorporated;

- receipt by the Agent of a declaration of approval of or a declaration of no objection to all credit facilities granted by ABN AMRO and ING to the Borrower and Welna, issued by the providers of the syndicated loan to Denali Incorporated;

-        receipt of satisfactory due diligence;

- receipt by the Agent of the annual investment budget 1999, 2000 and 2001;

- the security and covenants stated in Article 10 have been provided and/or complied with;

- the terms and conditions contained in Article 17 have been complied with in full;

and no events or circumstances referred to in Article 15 have occurred or are continuing.

The loans shall be made available to the Borrower by crediting the current account of DWE in order to repay the advance financing referred to in the preamble of this agreement. Upon repayment of this advance financing by crediting the current account of DWE, DWE shall be discharged from its liabilities under Loan Agreement I.

Article 3
DRAWING

a. The Borrower shall draw the amount of the Loans in one amount not later than 6 August 1999. The Borrower shall notify the Agent at least one Business Day prior to the date of the intended drawing.

b. Notification as referred to in section a. of this Article shall be given by telefax, by telephone or in writing. In the case of notification by telephone, the Agent shall have the right to request written confirmation from the Borrower before making the amount of a Loan available to the Borrower.


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c.       If the amount of the Loans shall not have been drawn by the ultimate drawing date referred to in section a of this Article, the Agent shall in its discretion be entitled without any further instructions from the Borrower to make the amount of the Loans available to the Borrower as of that date.

Article 4
INTEREST PERIODS

a. The Loan Period is divided into successive Interest Periods. The first Interest Period shall commence on the day on which the amounts of the Loans (or in the case of Loan B a tranche thereunder) has been made available to the Borrower hereunder and each subsequent Interest Period shall commence on the day immediately following the last day of the preceding Interest Period.

         With a view to Article 3, section a, several Interest Periods may exist simultaneously.

b. The Borrower shall notify the Agent of the length of the subsequent Interest Period not later than three Business Days prior to the first day of such Interest Period, under the understanding that the last day of the selected Interest Period may not be later than the last day of the Loan Period. Failing such notification, the subsequent Interest Period shall be of the same length as the Interest Period immediately preceding it, except when such Interest Period is the first Interest Period, in which case the length of the subsequent Interest Period shall be three months.

c. The notification referred to in section b. of this Article can be given by telefax, by telephone or in writing. In the case of notification by telephone, the Agent shall be entitled to require a written confirmation from the Borrower before setting the interest rate for the Interest Period concerned or, should it concern the first Interest Period, before making the amount of the Loan available to the Borrower.

d. If any Interest Period selected by the Borrower commences before the due date of an instalment referred to in Section a. of Article 7 and ends after that due date, the Borrower shall also select a separate Interest Period ending on that due date for a part of the amount of Loan A equal to such instalment. If the Borrower shall fail to do so, the Borrower shall be deemed to have opted for a separate Interest Period as referred to above.

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Article 5
INTEREST/FEES

a.       The Borrower shall pay;

         (i) interest on the drawn and non-repaid portion of each Loan at a rate per annum that is equal to Euribor (for the term corresponding to the length of the relevant Interest Period) plus a margin ('Margin') of 1.75%;

         (ii) a front-end fee of NLG 50,000, which the Borrower shall be liable to pay the Agent on the date this agreement is executed by all parties hereto;

         (iii) a commitment fee of 0.75% p.a. on the daily undrawn part of Loan B, which is payable monthly in arrears throughout the Loan Period, for the first time on 1 September 1999 and for the last time on the last day of the Loan Period.

b. Interest and commitment fee shall be calculated on the basis of the actual number of days elapsed and a 360-day year.

c. Interest and commitment fee computed by the Banks shall, save for any manifest error, be binding. The Agent shall notify the Borrower in writing of the amount of interest computed. Interest in respect of any Interest Period shall be paid on the last day of the Interest Period concerned. In case the duration of an Interest Period is six months, interest shall be calculated and shall be payable in three-monthly instalments on the day falling three months after the first day of such Interest Period as well as on the last day of such Interest Period.

Article 6
ALTERNATIVE INTEREST

a. If the Agent shall have determined at any time prior to the commencement of an Interest Period that by reason of circumstances affecting the interbank money market in the EMU-countries, the interest rate for such Interest Period cannot reasonably be determined on the basis of Euribor, the Agent shall forthwith notify the Borrower thereof.

b. The Agent and the Borrower shall then negotiate in order to agree an interest rate for such Interest Period. In the absence of such agreement prior to the beginning of the Interest Period, the Agent shall set an interest rate for such Interest Period on the basis of the cost to the Agent of funding the Loan, increased by the margin mentioned in paragraph (i), section a, of Article 5.

c. If the parties are unable to agree upon any interest rate, the Borrower shall have the right to prepay the full relevant Loan (or the relevant tranche thereunder should the Interest period relate thereto) together with accrued interest, costs, expenses and all other sums due and owing by the Borrower to the Banks under this agreement, provided the Borrower has given


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         the Agent written notice of the intended prepayment within ten Business
         Days after the Agent has set the interest rate, and the relevant Loan (or the relevant tranche thereunder) is repaid within ten Business Days after such notice, which shall be irrevocable.

Article 7
REPAYMENT

a.       The Borrower shall repay:

         - Loan A in 24 successive three-monthly installments of NLG 625,000 beginning on 1 October 1999;

         -        Loan B in one amount on the last day of the Loan Period.

b. The Borrower shall only be entitled to make early repayments on a Loan provided all the following conditions are complied with:

         (i) the Borrower has given the Agent at least one month's prior notice by registered letter, indicating the amount and date of the intended early repayment;

         (ii) the early repayment shall coincide with the last day of an Interest Period;

         (iii) the prepaid amount shall be at least NLG 1,000,000 or a multiple thereof.

c. Upon giving the notice referred to in paragraph (i), section b. of this Article the Borrower shall be obliged to make the early repayment.

d. The Borrower shall be obliged to make early repayments on a Loan in amounts equal to:

         (i) net cash proceeds of any sale of assets (except in the course of an ordinary conduct of business), or

         (ii)     insurance proceeds (if these are not reapplied).

         Immediately upon occurrence of any one of the events referred to in this section d. the Borrower shall notify the Agent thereof in writing, indicating the relevant amount. Section b. of this Article shall then not apply, except paragraph (ii) thereof.

e. Early repayments shall firstly be applied in reduction of Loan B and secondly (provided Loan B has been fully repaid) in reduction of the repayments of Loan A mentioned in section a. of this Article in order of their maturity dates or their reverse order, as the Borrower may select.

f.       Any early repayment shall not be available for redrawing.

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Article 8
PAYMENTS

a. The Borrower shall make all payments without any costs to the Banks and without any deduction or set-off. These payments shall be made on the due dates into the account so designated by the Agent.

b. The Agent shall be entitled, but not obliged, to debit all amounts payable by the Borrower to the Banks under this agreement to the Borrower's current account at the branch of ABN AMRO at Enschede on the agreed due dates. The Borrower shall be responsible for ensuring that this debit will not exceed the amount available for payments and withdrawals from such account.

c. Payments shall be applied as follows: firstly against costs and expenses incurred, secondly against compensation for losses sustained and income lost and default interest, thirdly against fees and commissions and interest and fourthly against principal.

d. If any sum shall become payable on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, unless such Business Day is in a different calendar month in which case such payment shall be made on the last preceding Business Day, interest then being adjusted accordingly as well as the duration of the relevant Interest Period.

Article 9
COSTS AND EXPENSES

a. All costs and expenses incurred in connection with this agreement, including any taxes payable by a Bank (other than on net profit), as well as any reasonable costs and expenses incurred by the Agent or a Bank in connection with the Borrower's failure to comply with or fulfill any obligation under this agreement at the time and in the manner required, including out-of-pocket expenses, costs related to exercise the any security, costs in relation to break funding, collection charges, fees of legal consultants and other experts and costs of proceedings, irrespective against whom brought, shall be for the account of the Borrower and be paid by the Borrower on the Agent's first demand.

b. Upon the expiration of a period of not less than three months from the date of this agreement, the Agent shall notwithstanding the provisions contained in Article 5 and 6 be entitled at its discretion to refix the agreed interest rate if:

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         (i)      the cost to the Banks of funding or continuing to fund the
                  Loans is above the level at the time when this agreement was entered into, and

         (ii) such increase is the consequence of loan restrictions, changes in capital adequacy requirements or other rules and regulations (including guidelines the observance of which is requested) of the Netherlands central bank or of Dutch, foreign or international monetary authorities.

Article 10
SECURITY AND COVENANTS

a. The following security and covenants have been or will be provided to secure all present and future indebtedness of the Borrower to the Banks on account of the Loans or any other account whatsoever, whether as part of ordinary banking business or otherwise:

         - first ranking pledge (pandrecht) on the shares held by DWE and the Borrower in the capital of Welna;

         - first ranking pledge (pandrecht) on the shares held by DWE in the Borrower;

         - an independent corporate guarantee for a principal amount of NLG 25,000,000 by DWE

         - subordination of the mezzanine loan granted to the Borrower by Denali Incorporated (both interest and repayments). The mezzanine loan agreement shall have to be to the Agent's satisfaction;

b. The securities and covenants referred to in section a. of this Article shall be documented using agreements to be determined by the Agent. Any costs involved shall be for the Borrower's account.

c. The Borrower agrees that if third parties have provided security or covenants, the Agent may provide such third parties with information about its financial position and any facts relating to the Loans which may be of importance to such third parties.


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Article 11
CONSOLIDATED NEGATIVE PLEDGE

As long as the Borrower owes the Banks any sum on any account whatsoever, or may in any manner become indebted to the Banks as a result of present or future obligations, the Borrower shall not transfer, or promise to transfer, title to all or any of its assets -except where such transfer forms part of its ordinary business-, or charge, or promise to charge, all or any of its assets in favour of a third party unless it has obtained the prior express consent of the Agent. The Borrower has not committed itself and shall not commit itself in this respect to any third party.

The Borrower undertakes that none of its subsidiaries shall transfer, or promise to transfer, title to all or any of its assets -except where such transfer forms part of its ordinary business- or charge, or promise to charge, all or any of its assets in favour of a third party unless it has obtained the prior express consent of the Agent. The Borrower hereby commits itself to the Banks that none of its subsidiaries has committed itself or shall commit itself in this respect to any third party.

Article 12
INSURANCE

The Borrower shall at all times provide for sufficient and adequate insurance against general business risks as well as specific risks pertaining to its line of business.

Article 13
RESTRUCTURING CLAUSE

The Borrowers shall notify the Agent without delay of any changes in the structure of its company and any subsidiaries and group companies, including changes in the person or persons of any shareholders of the Borrower and any subsidiaries and group companies.

Article 14
ANNUAL ACCOUNTS AND INFORMATION

a. Denali Incorporated shall send to the Agent two copies of its consolidated audited balance sheet, profit and loss account and notes thereto for the past financial year and shall provide the Agent with the consolidating financial statements for the Borrower and Welna reviewed by a register accountant, immediately after completion but in any event not later than six months after the end of the relevant financial year.

b. The Borrower shall send the Agent two copies of the balance sheet, profit and loss account and notes thereto for the past quarter of itself, DWE and Welna, including a ratio compliance certificate (the first time the financial ratio's as defined in Article 15, section a. under (xi) up to and including (xiii), shall be tested will be 30 June 2000, using the average over the four previous consecutive quarters; as long as Welna has not changed its bookyear the ratio's as defined under
         (xiv) and (xv) will be tested at the end of each calendar year, for the first time on 31 December 1999, otherwise for the first time on 30 June
         2000), both consolidated and non-consolidated, immediately after completion but in any event not later than one month after the end of the relevant quarter.

c. The Borrower shall provide the Agent, both on its first demand and unsolicited, with any details of its financial position and business developments which may have a material effect on its financial position.

Article 15
EVENTS OF DEFAULT

a. The outstanding balance of the principal amount of the Loans together with accrued interest and any other sum due from the Borrower under this agreement shall be payable forthwith and in full without any demand or default notice being required;

         (i) if the Borrower and/or Welna fail(s) to comply with or fulfil, at the time and in the manner required, any obligation towards a Bank whether arising under this agreement (including but not in any way limited to the obligations referred to in Article 17 thereof) or otherwise, or a Bank has revoked its credit in current account granted to the Borrower and/or Welna;

         (ii) if the Borrower and/or Welna fail(s) to comply with or fulfil, at the time and in the manner required, any obligation under any other loan or financing arrangement with or any guarantee towards third parties;

         (iii) if the Borrower decides to cease carrying on its business, to discontinue, sell, let or transfer title to the whole or part of its business; if a license, permit or registration which the Borrower requires in order to carry on its business expires or is refused or withdrawn; if the nature of the Borrower's business in the opinion of the Agent is changed in a material way; if the Borrower decides to transfer abroad the running of its business; if the Borrower acts contrary to any statutory regulations with respect to its business; if the Borrower ceases to pursue the present corporate objects set out in its memorandum and articles of association or loses its legal status;

         (iv) if there is a dissolution or winding up (liquidatie) or a decision or an obvious intention to dissolve or wind up;

         (v) if the Borrower applies for a moratorium or other judicial postponement of payment of debts, files a bankruptcy or winding-up petition, is adjudicated bankrupt or wound-up, proposes an extrajudicial arrangement or composition with its creditors or, when insolvent, transfers any of its assets to its creditors (boedelafstand);

         (vi) if the whole or, in the opinion of the Agent, a substantial part of the Borrower's assets is taken in execution or attached by way of security and such attachment is not lifted or discharged within thirty days after having been effected; if the whole or, in the opinion of the Agent, a substantial part of the Borrower's properties is sold, encumbered, expropriated, confiscated, lost or damaged;

         (vii) if the Borrower's legal structure is changed and/or the Borrower merges or associates with one or more third parties, or if, in the opinion of the Agent, a significant change - whether or not as a consequence of the transfer of shares - has taken place in the control of the Borrower's business or if the memorandum and articles of association or the rules or regulations of the Borrower are, in the opinion of the Agent, amended to a significant extent;

         (viii) if the Borrower, without the Agent's prior written consent, releases its shareholders from liability to further calls on partly paid-up shares, purchases its own shares, redeems its shares or makes a distribution from its reserves, which shall include a decision or an obvious intention to do so;

         (ix) if any circumstances mentioned in (ii) to (viii) (inclusive) occur in respect of a surety, a guarantor, jointly and severally liable debtor or a person who has provided the Banks with any other type of security for the Loans; if the surety or guarantor cancels or withdraws a surety bond or guarantee issued by him to the Banks on the Borrower's behalf; if a third party which has provided or has promised to provide the Banks with security for the Loans default in the performance of any obligation in respect of the security provided or promised;

         (x) if any circumstances mentioned in (ii) to (viii) (inclusive) occur in respect of one or more businesses or companies which are included in the Borrower's consolidated balance sheet, or in respect of one or more businesses or companies which have a controlling interest in the Borrower, or if any such business or company defaults in the performance of any obligation towards a Bank in connection with credit and/or guarantee facilities granted by a Bank;

         (xi) if the Consolidated Interest Cover Ratio is at any time less than or equal to 3;

         (xii) if the Consolidated Debt Service Cover Ratio in the year 1999/2000 is less than or equal to 1.0, in the year 2000/2001 less than or equal to 1.1 and in the year 2001/2002 and thereafter less than or equal to 1.2;

         (xiii) if in the Relevant Period the consolidated total interest bearing debt (excluding the shareholder's loan from Denali Incorporated) divided by EBITDA in the year 1999/2000 is higher than or equal to 4.0 and in the year 2000/2001 and thereafter higher than or equal to 3.5;

         (xiv) if the Tangible Net Worth Welna in the Relevant Period during the years 1999 and 2000 is less than or equal to 25% of Welna's consolidated balance sheet total (including off balance obligations entered into after the date this agreement is signed and minus the amounts brought in diminution in calculating the Tangible Net Worth Welna);

         (xv) if the Tangible Net Worth Welna in the Relevant Period during the years 2001 and thereafter is less than or equal to 30% of Welna's consolidated balance sheet total (including off balance obligations entered into after the date this agreement is signed and minus the amounts brought in diminution in calculating the Tangible Net Worth Welna);

         (xvi) if all or any of the goods, properties and other assets (goederen) provided to the Banks as security for the Loans are lost, destroyed or damaged or expire for any reason whatsoever;

         (xvii) if the Borrower has given the Agent or the Banks incorrect information or has withheld information from the Agent or the Banks which they or any one of them deems significant in connection with the conclusion of this agreement;

         (xviii) if the Loans are not used for the purpose for which they were granted, or if in the opinion of the Agent, it is clear that the purpose for which the Loans were granted has not been achieved or will not be achieved either wholly or to a significant extent;

         (xix) if any legislation or its interpretation is changed or a governmental action is taken, which affects or may affect this agreement and/or the security provided and/or the value thereof, and the Borrower and the Agent have not within a reasonable period to be determined by the agent reached a written agreement adjusting the relevant provisions and/or security on such a basis that, in the opinion of the Agent, the position of the Banks is not adversely affected.

b. The Borrower shall forthwith notify the Agent of the occurrence of any events mentioned in section a (ii) to (xvi) (inclusive) of this Article.

c. Immediately upon the occurrence of any events mentioned in section a. of this Article, the obligations of the Banks under this agreement shall terminate.

d. If the Agent demands repayment of the Loans pursuant to the provisions in section a. of this Article, the Borrower shall forthwith pay the Agent lump sum compensation for losses sustained and income lost. Such compensation shall be 1.50% of the amount of which repayment is demanded by the Agent, without prejudice to the Agent's and the Banks' right to be fully compensated for any higher losses sustained and income lost.

e. Without prejudice to the provisions in the sections a. and c. of this Article, the Borrower shall be liable, in the event of late payment of any sum due hereunder, to pay the Agent default interest on the overdue amount as from the due date thereof until the date of actual payment at a rate per annum that is equal to Euribor for the relevant Interest Period and a Margin of 3.25%. As regards late repayment of principal, the default interest rate shall, as from the due date, replace the interest rate referred to in Article 5 and 6.

Article 16
COMMUNICATIONS

a. All notices and communications regarding this agreement shall, unless otherwise stated in this agreement, be given or made in writing or by telefax, and shall be directed to the following addresses;

         for the Borrower:                  Denali International Holdings B.V.
                                            C/O Parallelstraat 52
                                            7575 AN Oldenzaal
                                            P.O. Box 309
                                            7570 AH Oldenzaal
                                            telefax: #(0541) 858501

         for the Banks:                     ABN AMRO Bank N.V.
                                            Dept. Corporate Banking
                                            Oldenzaalsestraat 4
                                            7511 DR ENSCHEDE
                                            P.O. Box 17
                                            7500 AA ENSCHEDE
                                            telefax: #(053) 4834592

b. Changes of address shall not be effective until they have been notified in writing to the other party.

Article 17
OTHER PROVISIONS

a. Equity stake and/or shareholders' loan of together totaling at least NLG 60,000,000 by Denali Incorporated;

b. no repayment or reduction shall be made of the intercompany or shareholders' loan or equity shall be made until the Loan has been totally repaid;

c. the Borrower and/or Welna and/or any of its subsidiaries shall not obtain additional credits, loans, guarantees etc. with third parties without the prior written consent of the Agent, which consent shall not be unreasonably withheld;

d. the Borrower and/or Welna shall not grant any intercompany loans, without the prior written consent of the Agent, which consent shall not be unreasonably withheld;

e. the Borrower and/or Welna shall not make any further acquisitions without the prior written consent of the Agent, which consent shall not be unreasonably withheld;

f. the Borrower shall not make any dividend payment to Denali Incorporated if the Tangible Net Worth Welna is or will be as a result of any dividend payment less than 25% of the Borrower's consolidated balance sheet total (minus the amounts brought in diminution in calculating the Tangible Net Worth Welna) and the Consolidated Debt Service Cover Ratio is less than 1 after pay-out (where in this case dividend is considered part of the Debt Service Obligations), and maximized to NLG 2,000,000 to service interest on sub debt in the United States;

g. the Borrower shall see to it that Welna will not issue new shares without the prior written consent of the Agent;

h. confirmation by means of co-signing this agreement of Denali Incorporated that the terms and conditions of the Loans (including but not limited to the securities and covenants referred to in Article 10) do not in any way contradict with the financing arrangements of Denali Incorporated in the United States of America.

Article 18
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Banks that:

(i) the entering into the performance of this agreement will not contravene any provision of any applicable law or regulation or any order or decree of any governmental authority or court to the jurisdiction of which it is subject or its constitution or its bye-laws or any other statutes governing its activities or any mortgage, deed, or contract to which it is party or which is binding upon the Borrower or any of its assets;

(ii) it is not in default under any mortgage, deed or contract to which it is a party or which is binding upon the Borrower or any of its assets and there are no material litigation or administrative proceedings before any court or government authority pending or (to its knowledge) threatening which would have a materially adverse effect on its business assets or conditions;

(iii) the entering into and the performance of this agreement have been duly authorized by all necessary corporate and other action on its part and it has obtained all the permits, consents and authorization necessary in this connection;

(iv) this agreement constitutes direct, general, legally valid and binding obligations of the Borrower and is enforceable in accordance with its terms.

Article 19
CONVERSION INTO A TERM LOAN

a. The Borrower may, subject to at least fifteen Business Days' notice, request the Agent to wholly or partially convert the outstanding balance of Loan A as from the first day of the subsequent Interest Period into a loan with one or more Interest Periods ('Term Loan') which terminates on the last day of the Loan Period or a date yet to be agreed between the parties ('Final Repayment Date');

b. The request for conversion shall be made in writing and specify the amount to be converted and the date of the intended conversion ('Conversion Date').

c. The Agent shall set the interest rate for the Term Loan on the basis of its then prevailing rates and shall not later than ten Business Days prior to the Conversion Date notify the Borrower of the interest rate. Until seven Business Days after receipt of such notice from the Agent, the Borrower shall have the right to revoke the request for conversion into a Term Loan. Thereafter the request can no longer be revoked.

d. Failing agreement on the interest rate, the Borrower and the Agent shall revert to the situation existing prior to the Borrower's request referred to in section b. of this Article.

e. The Term Loan shall be repaid in equal three-monthly instalments due on 1st January, 1st April, 1st July and 1st October of each year. The instalments shall be of such an amount that the Term Loan will have been repaid in full on the Final Repayment Date.

f. The terms and conditions, also including any break funding arrangement, governing the Term Loan shall be incorporated in a separate agreement.

Article 20
PARTICIPATIONS / AGENCY

ABN AMRO will participate in Loan A for an amount of maximum NLG 10,000,000. ING will participate in Loan A for an amount of maximum NLG 5,000,000.

ABN AMRO will participate in Loan B for 65% of the amount made available to the Borrower under Loan B. ING will participate in Loan B for 35% of the amount made available to the Borrower under Loan B.

ABN AMRO will act as agent on behalf of the Banks, with regard to the collection and payment of monies under this agreement, and with regard to all matters the Agent is explicitly charged with in this agreement or in the intercreditor agreement concluded between ABN AMRO and ING.

Article 21
GENERAL CONDITIONS

Except where this agreement otherwise provides, it shall be subject to the General Conditions (Algemene Voorwaarden) of ABN AMRO. By signing this agreement the Borrower declares that it has received a copy of said General Conditions.

Article 22
LAW AND JURISDICTION

This agreement shall be governed by the laws of the Netherlands. All disputes arising out of this agreement shall in the first instance be brought before the competent court in Amsterdam.

Agreed and signed in six copies at _________ on ______________, 1999.

DENALI INTERNATIONAL HOLDINGS B.V.
ABN AMRO BANK N.V.
ING BANK N.V.

Seen and approved (in particular with regard to section a. of Article 14, and section h. of Article 17 of this agreement).

DENALI INCORPORATED
Seen and approved

DENALI WELNA EUROPE B.V.
Seen and approved (in particular with regard to Article 14, Article 15 and Sections c., d. and e. of Article 17 of this agreement)
Welna N.V.